      As filed with the Securities and Exchange Commission on June 15, 1999

                                               Registration No. 333-
                                                                    ------------



                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM S-3
                             Registration Statement
                                      Under
                           The Securities Act of 1933

                               BORDERS GROUP, INC.
             (Exact name of registrant as specified in its charter)

            Michigan                                     38-3196915
  (State or other jurisdiction              (I.R.S. Employer Identification No.)
of incorporation or organization)

                                100 Phoenix Drive
                            Ann Arbor, Michigan 48108
                                 (734) 477-1100
               (Address, including zip code, and telephone number,
                 including area code, of registrant's principal
                               executive offices)

                            -------------------------
                             Thomas D. Carney, Esq.
                  Vice President, Secretary and General Counsel
                               Borders Group, Inc.
                                100 Phoenix Drive
                            Ann Arbor, Michigan 48108
                                 (734) 477-1100
 (Name, address and telephone number, including area code, of agent for service)

                                    Copy to:
                                Neal A. Klegerman
                                Baker & McKenzie
                              One Prudential Plaza
                                Chicago, IL 60601
                                 (312) 861-8000
                            -------------------------

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this registration statement.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                         CALCULATION OF REGISTRATION FEE

==================================================================================================================
         Title of each                                   Proposed              Proposed
            class of                  Amount              maximum              maximum             Amount of
         securities to                 to be           offering price         aggregate          registration
         be registered              registered         per unit (1)       offering price (1)          fee
==================================================================================================================
     Common Stock                 400,000 shares        $ 16.09375            $  6,437,500         $ 1,795

==================================================================================================================

(1) Estimated solely for purposes of calculating the registration fee pursuant to Rule 457(c) promulgated under the Securities Act of 1933, as amended.

                      ------------------------------------

         THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. THE SELLING STOCKHOLDER MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

                   SUBJECT TO COMPLETION, DATED JUNE 15, 1999

PROSPECTUS

                                 400,000 SHARES

                               BORDERS GROUP, INC.
                                  COMMON STOCK

                      ------------------------------------

         This prospectus relates to the offering from time to time of up to 400,000 shares of common stock of Borders Group by Philip M. Pfeffer, a former Chief Executive Officer and a stockholder of Borders Group. The selling stockholder has agreed to use proceeds from the sale of the shares being offered to repay a loan from Borders Group to the extent any principal or accrued interest remains outstanding at the time of sale. Except for amounts Borders Group receives in repayment of its loan to the selling stockholder, Borders Group will not receive any of the proceeds from the sale of the shares being offered. See "Use of Proceeds." Borders Group is registering the resale of these shares, but the registration of such shares does not necessarily mean that any of such shares will be offered or sold by the selling stockholder.

         The common stock is listed on the New York Stock Exchange under the symbol "BGP." On June 11, 1999, the last sale price of the common stock as reported on the New York Stock Exchange Composite Tape was $16 1/8 per share.

         The principal executive offices of Borders Group are located at 100 Phoenix Drive, Ann Arbor, Michigan 48108. The main telephone number for Borders Group is (734) 477-1100.
                      ------------------------------------

         INVESTING IN THE COMMON STOCK INVOLVES RISK. BEFORE MAKING ANY
            INVESTMENT IN OUR COMPANY, YOU SHOULD CONSIDER CAREFULLY
                      THE RISK FACTORS BEGINNING ON PAGE 3.

                      ------------------------------------

     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES
      COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION
                     TO THE CONTRARY IS A CRIMINAL OFFENSE.

                      ------------------------------------

                The date of this prospectus is            , 1999.
                                               -------- --

         YOU SHOULD RELY ONLY ON THE INFORMATION PROVIDED IN THIS PROSPECTUS OR INCORPORATED INTO IT BY REFERENCE. NO PERSON HAS BEEN AUTHORIZED TO PROVIDE YOU WITH DIFFERENT INFORMATION. BORDERS GROUP IS NOT MAKING AN OFFER OF THESE SECURITIES IN ANY STATE WHERE THE OFFER IS NOT PERMITTED. INFORMATION IS ACCURATE ONLY AS OF THE DATE OF THE DOCUMENTS CONTAINING THE INFORMATION, UNLESS THE INFORMATION SPECIFICALLY INDICATES THAT ANOTHER DATE APPLIES.

                             ----------------------

                                TABLE OF CONTENTS

                                                                                                      PAGE
RISK FACTORS......................................................................................      3

THE COMPANY.......................................................................................      7

WHERE YOU CAN FIND MORE INFORMATION; INCORPORATION BY REFERENCE...................................      7

FORWARD-LOOKING STATEMENTS........................................................................      8

USE OF PROCEEDS...................................................................................      8

SELLING STOCKHOLDER...............................................................................      8

PLAN OF DISTRIBUTION..............................................................................     10

LEGAL MATTERS.....................................................................................     11

EXPERTS...........................................................................................     11


                                  RISK FACTORS

         In addition to the other information contained in or incorporated into this prospectus by reference, the following risk factors should be carefully considered in evaluating an investment in the Common Stock. Unless the context otherwise requires, all references to Borders Group include its consolidated subsidiaries.

BORDERS GROUP IS ENGAGED IN BUSINESSES WHICH ARE HIGHLY COMPETITIVE

         Competition within the retail book industry is fragmented with Borders facing direct competition from other superstores, such as Barnes & Noble, Books-A-Million, Crown Books and Media Play, some of which may have greater financial and other resources than Borders Group. Approximately 85% of Borders superstores face direct competition from other book superstores. Walden faces direct competition from the B. Dalton division of Barnes & Noble, Inc., as well as regional chains and superstores. In addition, Borders and Walden compete with each other, as well as with specialty retail stores that offer books in a particular area of specialty, independent single store operators, variety discounters, drug stores, warehouse clubs, mail order clubs, mass merchandisers and other retailers offering books and music. In the future, Borders and Walden may face additional competition from other categories of retailers entering the retail book market, in particular, music retailers.

         Borders faces competition from large established music chains, such as Tower Records and the Musicland and Media Play divisions of Musicland Stores Corporation (which also sell videos) and established video chains, such as Blockbuster and Suncoast Motion Picture Company, a division of Musicland Stores Corporation. In addition, Borders faces competition from specialty retail stores, video rental stores, variety discounters, warehouse clubs and mass merchandisers, some of which have greater financial and other resources than Borders Group. In addition, consumers receive television and mail order offers and have access to mail order clubs. The largest mail order clubs are affiliated with major manufacturers of pre-recorded music and may have advantageous marketing relationships with their affiliates.

         The Internet has emerged as a significant avenue for retailing of all merchandise that Borders Group sells. In particular, the retailing of books and music over the Internet is highly competitive. Competitors with Borders.com on the Internet include Amazon.com, Barnes and Noble.com, CDnow, Inc. and others. Borders Group believes that sales on the Internet have negatively affected Borders Group's sales and profits. Internet sales are expected to continue to have a negative impact on Borders Group's sales and profits.

         Borders Group could also face competition from electronic or other alternative methods of delivery of books, music and other products to consumers.

THE GROWTH STRATEGY OF BORDERS GROUP IS DEPENDENT PRINCIPALLY ON ITS ABILITY TO OPEN NEW BOOK AND MUSIC SUPERSTORES AND OPERATE THEM PROFITABLY

         Borders Group is engaged in an aggressive expansion program, primarily through the opening of Borders books and music superstores. The rate of expansion will depend on many factors including:

         - general economic and business conditions affecting consumer confidence and spending,

         - competitive conditions affecting Borders Group's businesses, including the impact of Internet competition on Borders Group stores and Borders.com,

         -  the availability of desirable locations,

         -  the negotiation of acceptable lease terms,

         -  the availability of qualified management personnel, and

         - Borders Group's ability to manage the operational aspects of its growth.

         Borders Group's future results will depend significantly on its continued expansion. If stores are opened more slowly than expected, sales at new stores reach targeted levels more slowly than expected or fail to reach targeted levels, or related overhead costs increase in excess of expected levels, Borders Group's ability to successfully implement its expansion strategy would be adversely affected. In addition, Borders expects to open new superstores in certain markets in which it is already operating superstores, which could adversely affect sales at those existing stores.

         There can be no assurance that Borders Group will sustain its accelerated rate of superstore growth or that it will achieve and sustain acceptable levels of profitability, particularly as other leading national and regional book and music store chains develop and open superstores.

THE OPERATIONS AND GROWTH STRATEGY OF BORDERS GROUP DEPEND ON THE AVAILABILITY OF ADEQUATE CAPITAL

         The operations and growth strategy of Borders Group require adequate capital, the availability of which depends on the ability of Borders Group to generate cash flow from operations, borrow funds on satisfactory terms, and raise funds in the capital markets. Borders Group anticipates the need for additional seasonal borrowing capacity beyond the funds currently available under Borders Group's credit facility and lease facility to fund its anticipated working capital requirements.

WALDEN IS DEPENDENT ON CONDITIONS IN THE MALL RETAILING INDUSTRY AND FACES INCREASED COMPETITION FROM SUPERSTORES AND THE INTERNET

         Walden results are highly dependent upon conditions in the mall retailing industry, including overall mall traffic. Mall traffic has been sluggish over the past several years and Borders Group expects it to remain sluggish for the foreseeable future. In addition, increased competition from superstores and the Internet has adversely affected Walden sales. As a result, Walden's comparable store sales results have been negatively affected. There can be no assurance that mall traffic will not decline further or that superstore or Internet competition, or other factors, will not further adversely affect Walden sales.

BORDERS GROUP'S BUSINESS IS HIGHLY SEASONAL

         Sales are generally highest in the fourth quarter. Moreover, Borders Group has experienced, and expects to continue to experience, losses or significantly lower earnings in the first three quarters of each year. Borders Group's results of operations depend significantly upon the holiday selling season in the fourth quarter. Less than satisfactory net sales for that period could have a material adverse effect on Borders Group's financial condition or results of operations for the year. Borders Group's expansion program generally is weighted with store openings in the second half of the fiscal year. In the future, changes in the number and timing of store openings, or other factors, may result in different seasonality trends.

BORDERS GROUP IS DEPENDENT ON CONSUMER SPENDING PATTERNS

         Sales of books and music have historically been dependent upon discretionary consumer spending, which may be affected by general economic conditions, consumer confidence and spending patterns, weather conditions, and other factors beyond the control of Borders Group. In addition, Walden sales are highly dependent on a hit-driven merchandising strategy. A decline in consumer spending on books and music or in best-seller book buying could have a material adverse effect on Borders Group's financial condition and results of operations and its ability to fund its superstore growth strategy.

MICHIGAN'S CORPORATE LAWS COULD DISCOURAGE CHANGES IN CONTROL

         Provisions of the Michigan Business Corporation Act, particularly the business combination and control share provisions to which Borders Group to date has opted not to be subject, could have the effect of making more difficult or discouraging a proxy contest, a merger involving Borders Group, a tender offer, an open-market purchase program or other purchases of Common Stock. If the Board of Directors caused Borders Group to opt in to the control share provisions any shares acquired by a stockholder in excess of percentage thresholds specified in the Michigan Business Corporation Act would not have voting rights except under conditions specified in the statute.

BORDERS GROUP'S CREDIT FACILITY AND ITS LEASE GUARANTY AGREEMENT WITH KMART CONTAIN RESTRICTIVE FINANCIAL COVENANTS

         Borders Group's credit facility contains restrictive financial covenants which require:

         -  a minimum fixed charge coverage ratio,

         -  a maximum leverage ratio,

         -  a minimum tangible net worth,

         -  limitations on dividends,

         -  limitation on additional debt, and

         -  other restrictions on the management and operation of Borders Group.

         Borders Group's Lease Guaranty Agreement with Kmart Corporation contains financial covenants that will be applicable to Borders Group unless Borders Group achieves and maintains the investment grade status specified in the Lease Guaranty Agreement. These covenants will include restrictions on the ability of Borders Group to incur indebtedness and to make restricted payments which include dividends or other distributions to stockholders and repurchases of capital stock of Borders Group. If Borders Group defaults in payments under the Lease Guaranty Agreement in excess of $10.0 million or fails to comply with other provisions of that agreement, Kmart will have the right to assume any or all of the guaranteed leases and to take possession of all of the premises underlying such leases upon 100 days' notice. The Lease Guaranty Agreement will remain in effect until the expiration of all lease guarantees, which Borders Group believes will be on or after November 2019. The terms of the Lease Guaranty Agreement may adversely affect Borders Group's ability to obtain certain types of financing or the terms on which certain types of financing might be obtained.

BORDERS GROUP MAY NOT BE ABLE TO ATTRACT AND RETAIN KEY OFFICERS AND KEY
EMPLOYEES

         Management believes that Borders Group's continued success will depend to a significant extent upon its ability to attract and retain key officers of Borders Group and each of its subsidiaries. After the resignation of Philip M. Pfeffer as Chief Executive Officer and a director of Borders Group, Robert F. DiRomualdo assumed the positions of President and Chief Executive Officer on an interim basis. Borders Group is conducting a search for a new President and Chief Executive Officer. Mr. DiRomualdo would continue as the Chairman of Borders Group. Mr. DiRomualdo served as Chief Executive Officer prior to
Mr. Pfeffer.

         The components of Borders Group's compensation programs include equity incentives, including stock options. The exercise price of many outstanding options is significantly in excess of the current market price of Borders Group's stock. This situation, together with the limited number of options available for new option grants to key employees, may adversely affect morale and limit the ability of Borders Group to attract and retain key employees.

         The loss of the services of Mr. DiRomualdo or of other key officers or key employees or the failure to find a permanent President and Chief Executive Officer on a timely basis could have a material adverse effect on Borders Group. Borders Group does not maintain "key man" life insurance on Mr. DiRomualdo.

BORDERS GROUP MAY BE REQUIRED TO REFINANCE INDEBTEDNESS

         Four leases of which Borders is the lessee are collateral for mortgage pass-through certificates. These mortgage pass-through certificates would require Borders or, upon Borders' failure, Kmart to repurchase the underlying mortgage notes if:

         -  Borders fails to make payments of rent under the related leases,

         -  Kmart fails to maintain required investment grade ratings, or

         - Kmart and Borders agree to terminate Kmart's guaranty of Borders' obligations under the related leases.

         If Borders is required to repurchase all of the underlying mortgage notes, Borders would be obligated to pay approximately $36.6 million. Kmart has failed to maintain investment grade ratings and therefore the holder of the underlying mortgage notes may require Borders to repurchase the notes. To date, the holder has not exercised its right to require Borders to repurchase the notes.

BORDERS GROUP'S EFFORTS TO EXPAND INTERNATIONALLY MAY NOT BE SUCCESSFUL AND TO THE EXTENT BORDERS GROUP ESTABLISHES SIGNIFICANT INTERNATIONAL OPERATIONS, IT WILL BE SUBJECT TO RISKS OF CONDUCTING INTERNATIONAL OPERATIONS

         There can be no assurance that Borders Group will be successful in its efforts to expand internationally. To the extent Borders Group does establish significant international operations, Borders Group will be subject to risks associated with those operations. Risks include:

         -  fluctuations in foreign currency exchange rates,

         -  the failure to comply with foreign regulatory requirements,

         -  variability of foreign economic conditions, and

         -  competition from local and international companies.

         There can be no assurance that Borders Group will be able to manage successfully the risks related to international markets. The inability to manage these risks successfully would have a material adverse effect on Borders Group's financial condition and results of operations.

BORDERS GROUP IS SUBJECT TO THE EXPENSE AND RISKS OF LITIGATION

         Borders Group is involved in or affected by litigation incidental to its businesses. In particular, as a large book retailer, Borders Group has been sued in three antitrust cases which are currently pending and described in greater detail in Borders Group's Annual Report on Form 10-K for the fiscal year ended January 24, 1999 and Quarterly Report on Form 10-Q for the fiscal quarter ended April 25, 1999 subject to possible updates in subsequent reports incorporated by reference into this prospectus. Any decision against Borders Group could adversely affect its financial condition or results of operations.

BORDERS GROUP COULD BE ADVERSELY AFFECTED BY YEAR 2000 RELATED PROBLEMS

         The Year 2000 issue is the result of computer programs being written using two digits rather than four to define a specific year. Absent corrective actions, a computer program that has date-sensitive software may recognize a date using "00" as the year 1900 rather than the year 2000. This could result in system failures or miscalculations causing disruptions to various activities and operations.

         Borders Group has initiated assessments in prior years to identify the work efforts required to assure that systems supporting the business successfully operate beyond the turn of the century. The scope of this work effort encompasses:

         -  information technology systems,

         -  systems utilizing embedded technology, such as microcontrollers, and

         - the readiness of external third parties, such as suppliers and service providers.

         There could be a material adverse effect on the financial condition and results of operations of Borders Group if the actions taken by Borders Group to mitigate its risk associated with the Year 2000 prove to be inadequate. Risk factors include, without limitation:

         - the failure to timely achieve Year 2000 compliance with respect to application software and operating system software on which Borders Group relies, including application software based in Borders Group's distribution centers, stores and headquarters;

         - the failure of embedded technology systems, such as elevators and security systems at Borders Group's distribution centers, stores and headquarters, to timely achieve Year 2000 compliance;

         - the failure of vendors, including vendors of merchandise or services, to timely achieve Year 2000 compliance;

         - the failure of Borders Group's analysis and testing to detect operational problems in information technology and non-information technology systems utilized by Borders Group;

         -  potential litigation arising out of Year 2000 issues; and

         - the failure to timely implement a contingency plan to the extent Year 2000 compliance is not achieved.

         The inability of Borders Group or its vendors to resolve Year 2000 issues in a timely manner could result in material financial risk, including loss of revenue and substantial unanticipated costs, and service interruptions.

BORDERS GROUP'S STOCK PRICE MAY BE VOLATILE

         The stock market has from time to time experienced extreme price and volume fluctuations which have often been unrelated to the operating performance of particular companies. Borders Group's stock has also experienced extreme price fluctuations. Any announcement with respect to any variance in revenue or earnings from levels generally expected by securities analysts for a given period could have an immediate and significant effect on the trading price of the common stock. In addition, factors such as announcements of technological innovations, Internet and other strategies, or products by Borders Group, its competitors or other third parties, as well as changing market conditions in the retail book and music business, may have a significant impact on the market price of the common stock.

                                   THE COMPANY

         Borders Group, through its subsidiaries, Borders, Inc., Walden Book Company, Inc., and Books etc., is the second largest operator of book superstores and the largest operator of mall-based bookstores in the world based upon both sales and number of stores. Borders Group, through its subsidiary Borders Online, Inc., also operates an Internet commerce site under the name Borders.com. Borders operates book and music superstores and is one of the nation's largest specialty coffee retailers with cafe operations in nearly all of its superstores. Walden operates mall-based bookstores and seasonal kiosks. Books etc. operates book stores in the United Kingdom.

         Borders Group is incorporated in Michigan. Our principal executive offices are located at 100 Phoenix Drive, Ann Arbor, Michigan 48108. Our main telephone number is (734) 477-1100.


         WHERE YOU CAN FIND MORE INFORMATION; INCORPORATION BY REFERENCE

         We file annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission ("SEC"). You may read and copy (upon the payment of fees prescribed by the SEC) any document that we file with the SEC at its public reference rooms in Washington, D.C. (450 Fifth Street, N.W. 20549), New York, New York (7 World Trade Center, Suite 1300 10048), and Chicago, Illinois (500 West Madison Street, Suite 1400 60661). You may call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Our filings are also available to the public on the internet, through the SEC's EDGAR database. You may access the EDGAR database at the SEC's web site at http://www.sec.gov. Our SEC filings are also available at the office of the New York Stock Exchange, 20 Broad Street, New York, New York 10005. For further information on obtaining copies of our filings at the New York Stock Exchange, you should call (212-656-5282).

         The SEC allows us to "incorporate by reference" into this prospectus the information we file with it. This means that we can disclose important business, financial and other information in our filings by referring you to the documents containing this information. All information incorporated by reference is part of this prospectus, unless and until that information is updated and superseded by the information contained in this prospectus or any information incorporated later. Any information that we subsequently file with the SEC that is incorporated by reference will automatically update and supersede any previous information that is part of this prospectus. We incorporate into this prospectus by reference the following documents and any subsequent filings we make with the SEC under Sections 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934:

         -  Annual Report on Form 10-K for the fiscal year ended January 24,
            1999;

         - Quarterly Report on Form 10-Q for the fiscal quarter ended April 25, 1999;

         -  Current Report on Form 8-K dated March 5, 1999; and

         - The description of our common stock contained in our registration statement on Form 8-B dated August 28, 1997 under the Securities Exchange Act, including any amendment or reports that we file for the purposes of updating this description.

         This prospectus is part of a registration statement on Form S-3 that we have filed with the SEC relating to the shares of Borders Group's common stock offered by this prospectus. As permitted by SEC rules, this prospectus does not contain all the information contained in that registration statement and its accompanying exhibits and schedules which we have also filed with the SEC. You may refer to the registration statement, the exhibits and schedules for more information about us and our shares. The registration statement, exhibits and schedules are available at the SEC's public reference rooms or through its EDGAR database on the internet.

         You may obtain a copy of these filings, at no cost, by writing or telephoning us at:

                  Thomas D. Carney, Esq.
                  Vice President, Secretary and General Counsel
                  Borders Group, Inc.
                  100 Phoenix Drive
                  Ann Arbor, Michigan  48108
                  (734) 477-1100

                           FORWARD-LOOKING STATEMENTS

         This prospectus and the documents we incorporate by reference may contain "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995, all of which are subject to risks and uncertainties. You can identify these forward-looking statements by their use of words such as "expects," "anticipates," "plans," "will," "believes," "estimates," "forecasts," "guidance," "opinion," "projects" and other words of similar meaning. You can also identify them by the fact that they do not relate strictly to historical or current facts. These statements are likely to address growth strategy, financial performance (including sales and earnings guidance), marketing and expansion plans, Year 2000 compliance and similar matters. You must carefully consider any such statement and should understand that many factors could cause actual results to differ from forward-looking statements. These factors include inaccurate assumptions and a broad variety of risks and uncertainties, including some that are known and some that are not. No forward-looking statement can be guaranteed and actual future results may vary materially. Although it is not possible to predict or identify all factors which could cause actual results to differ materially from those in forward-looking statements, they may include the risk factors set forth above in "Risk Factors" or in documents we incorporate by reference.


                                 USE OF PROCEEDS

         The shares of common stock being offered under this prospectus were purchased by the selling stockholder from Borders Group pursuant to an employment agreement between the selling stockholder and Borders Group. In connection with the purchase of the shares, Borders Group made a loan to the selling stockholder the proceeds of which were used by the selling stockholder to pay a portion of the purchase price for the shares. Repayment of the loan is secured by a pledge of the shares to Borders Group. See "Selling Stockholder." The selling stockholder has agreed to use proceeds from the sale of the shares of common stock offered under this prospectus to repay the loan from Borders Group to the extent any outstanding principal or accrued interest remains outstanding at the time of the sale. Borders Group will release shares to be sold by the selling stockholder from the pledge when the selling stockholder arranges for proceeds from the sales to be paid Borders Group in repayment of the loan.

         Except for any amount Borders Group receives as repayment of outstanding principal and accrued interest on the loan to the selling stockholder, Borders Group will not receive any of the proceeds from the sale of the shares of common stock offered by the selling stockholder under this prospectus. Borders Group expects to use any proceeds from the repayment of the loan for its working capital requirements and other general corporate purposes.


                               SELLING STOCKHOLDER

         The following table sets forth the name of the selling stockholder, the number of shares of common stock beneficially owned by the selling stockholder immediately prior to the offering, and the maximum number of shares of common stock which may be offered by the selling stockholder under this prospectus. Because the selling stockholder may sell all, some, or none of the common stock offered under this prospectus, no estimate can be given as to the amount or percentage of common stock that will be held by the selling stockholder upon termination of the offering. See "Plan of Distribution."


                                                       Number of Shares
                                                      Beneficially Owned                        Maximum Number
     Name of Selling Stockholder                     Prior to the Offering                    of Shares Offered
 ------------------------------------         ------------------------------------         -------------------------
          Philip M. Pfeffer                               461,597 (1)                               400,000


-------------------------------
(1) Includes 200 shares of common stock held by Mr. Pfeffer's spouse and 61,397 shares of common stock subject to currently exercisable options held by Mr. Pfeffer.

         Mr. Pfeffer served as Chief Executive Officer and as a director of Borders Group from November 1998 until his resignation in April 1999.

         Prior to his resignation, Mr. Pfeffer had an employment agreement with Borders Group which provided for an annual salary of $700,000 and, commencing in fiscal 1999, an annual bonus opportunity of $500,000. Pursuant to the agreement, Mr. Pfeffer purchased 453,763 shares of common stock from Borders Group for an aggregate consideration of $10,299,992. The shares were purchased at a price of $23.25 per share, representing the fair market value on the date of purchase, except that 53,763 of the shares were purchased under Borders Group's Management Stock Purchase Plan at 80% of their fair market value in accordance with the terms of that plan. Mr. Pfeffer also received options to purchase shares of common stock under the employment agreement. In connection with Mr. Pfeffer's purchase of shares from Borders Group, Borders Group made a loan to him in the principal amount of $6.3 million. All of the proceeds of the loan were used to pay a portion of the purchase price of the shares. The interest rate under the loan is a floating rate equal to the US Dollar Euro-Rate, as defined in Borders Group's credit agreement, plus 0.325% per annum, with such rate being based upon Borders Group's borrowing rate. Payment of the loan is secured by a pledge of the shares acquired with the proceeds of the loan and other securities. See "Use of Proceeds." The original term of the loan was to be ten years, except that the entire outstanding principal and interest was to be due on the 90th day following the date upon which Mr. Pfeffer ceased for any reason to be an employee of Borders Group.

         The employment agreement provided that, in the event of Mr. Pfeffer's termination of employment by Borders Group other than for cause or disability, each as defined in the agreement, or at Mr. Pfeffer's election for good reason, as defined in the agreement, Mr. Pfeffer would be entitled to a severance payment equal to two times the sum of (1) Mr. Pfeffer's annual base salary in effect at the time of termination and (2) the bonus amount targeted for the fiscal year in which termination occurred. The severance payments were to be made in equal installments during the 24-month period following the month of termination, and were subject to reduction for amounts received from other employment after the first year.

         Pursuant to the terms of a settlement agreement dated as of April 20, 1999 executed by Borders Group and Mr. Pfeffer in connection with his resignation, Borders Group has agreed to pay Mr. Pfeffer $2.4 million as severance under his employment agreement, payable one-half in equal monthly installments during the twelve month period beginning in May 1999 and the remainder on April 20, 2000. This amount will not be subject to reduction for other income that Mr. Pfeffer may earn. In addition, Borders Group paid Mr. Pfeffer $1.5 million in consideration of his obligations and commitments under the settlement agreement, including non-competition and non-solicitation provisions, a general release and commitments to cooperate with information requests from Borders Group and to reasonably assist Borders Group with respect to any pending or future dispute resolutions. The non-competition and non-solicitation provisions will be in effect for 3 years from the date of the settlement agreement. Pursuant to the terms of the Management Stock Purchase Plan, Borders Group paid to Mr. Pfeffer approximately $917,331 in cancellation of the 53,763 shares of common stock that he purchased under that plan. All of the payments described above, net of any withholding taxes, will be applied toward the repayment of Mr. Pfeffer's promissory note to Borders Group, until the note is repaid in full. The term of the note was extended until April 20, 2000. The principal amount of the indebtedness outstanding on the date of this prospectus is approximately $3.9 million.

         The settlement agreement terminated Mr. Pfeffer's employment agreement, except that his registration rights with respect to 400,000 shares of common stock remain in effect. The shares being sold pursuant to this prospectus have been registered pursuant to Mr. Pfeffer's exercise of his registration rights. In accordance with the terms of Borders Group's Stock Option Plan, all of Mr. Pfeffer's options will be forfeited except that compensation replacement options for an aggregate of 61,397 shares will be exercisable through July 20, 1999. Borders Group also has agreed to reimburse Mr. Pfeffer up to $30,000 for certain expenses relating to the separation, and will assume his apartment lease in Ann Arbor, Michigan.


                              PLAN OF DISTRIBUTION

         The shares of common stock may be sold from time to time pursuant to this prospectus by the selling stockholder in one or more of the following transactions:

         (a) through brokers, acting as principal or agent, in transactions (which may involve block transactions) on the New York Stock Exchange, in special offerings, in the over-the-counter market, or otherwise, at market prices obtainable at the time of sale, at prices related to such prevailing market prices, at negotiated prices, or at fixed prices;

         (b) to underwriters who will acquire the shares for their own account and resell them in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale (any public offering price and any discount or concessions allowed or reallowed or paid to dealers may be changed from time to time);

         (c) directly or through brokers or agents in private sales at negotiated prices;

         (d) to lenders pledged as collateral to secure loans, credit or other financing arrangements and any subsequent foreclosure, if any, thereunder;

         (e) through put or call options transactions relating to the shares;

         (f)      through short sales of shares; or

         (g)      by any other legally available means.

Offers to purchase shares may be solicited by agents designated by the selling stockholder from time to time. In addition, any shares covered by this prospectus which qualify for sale pursuant to Rule 144 under the Securities Act of 1933 may be sold under Rule 144 rather than pursuant to this prospectus.

         This prospectus may also be used, with the consent of Borders Group, by pledgees, donees, or assignees of the selling stockholder.

         Underwriters or other agents participating in an offering made pursuant to this prospectus, as amended or supplemented from time to time, may receive underwriting discounts and commissions under the Securities Act, and discounts or concessions may be allowed or reallowed or paid to dealers, and brokers or agents participating in those transactions may receive brokerage or agent's commissions or fees. The selling stockholder may effect sales of shares to or through broker-dealers, and those broker-dealers may receive compensation in the form of discounts, concessions or commissions from the selling stockholder and/or the purchasers of the shares for whom those broker-dealers may act as agents or to whom they sell as principals, or both which compensation as to a particular broker-dealer might be in excess of customary commissions.

         The selling stockholder and any agents, underwriters, brokers, and dealers that participate in the distribution of common stock may be deemed to be underwriters for purposes of the Securities Act, and any discounts, concessions, or commissions received by such agents, underwriters, brokers or dealers and any profit on the resale of common stock by them may be deemed to be underwriting discounts and commissions under the Securities Act. A selling stockholder who is an "underwriter" within the meaning of Section 2(11) of the Securities Act will be subject to the prospectus delivery requirements of the Securities Act. We have informed the selling stockholder that the anti-manipulation provisions of Regulation M of the Securities Exchange Act may restrict his sales in the market.

         In order to comply with the securities laws of certain states, if applicable, the shares may be sold only through registered or licensed brokers or dealers.

         If a selling stockholder notifies us that any material arrangement has been entered into with a broker-dealer for the sale of shares through a block trade, special offering, exchange distribution or secondary distribution or a purchase by a broker or dealer, we will file a supplement to this prospectus if required pursuant to Rule 424(b) under the Securities Act. The supplement will disclose (1) the participating broker-dealer, (2) the number of shares involved,
(3) the price at which the shares were sold, (4) any applicable commissions paid or discounts or concessions allowed to such broker-dealer, (5) that such broker-dealer did not conduct any investigation to verify the information set forth or incorporated by reference in this prospectus, and (6) other facts material to the transaction. In addition, if the selling stockholder notifies us that a donee or pledgee intends to sell more than 500 shares, a supplement to this prospectus will be filed.

         Borders Group will pay all expenses of filing this registration statement on Form S-3. The selling stockholder will pay any selling expenses, including brokerage commissions incurred in connection with his sale of shares.

         The selling stockholder has advised us that he has not entered into any agreements, understandings, or arrangements for the sale of the shares with any underwriters or broker-dealers. The selling stockholder has also advised us that no underwriter or coordinating broker is now acting in connection with the proposed sale of shares.

         We cannot guarantee that the selling stockholder will sell any or all of the shares registered pursuant to this prospectus.


                                  LEGAL MATTERS

         The validity of the common stock offered pursuant to this prospectus will be passed upon for Borders Group by Thomas D. Carney, Esq., Vice President, Secretary, and General Counsel of Borders Group. As of the date of this prospectus, Mr. Carney beneficially owns 16,238 shares of common stock and holds options to purchase 130,040 additional shares of common stock.


                                     EXPERTS

         The consolidated financial statements incorporated in this prospectus by reference to the Annual Report on Form 10-K of Borders Group for the fiscal year ended January 24, 1999 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

                                     PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution

         The following table sets forth the costs and expenses payable by the registrant in connection with the sale of the securities being registered hereby. All amounts are estimates except the registration fee.

Registration fee............................................      $ 1,795
Legal fees and expenses.....................................       10,000
Accounting fees and expenses................................        3,000
Miscellaneous...............................................          205
                                                                  -------
     Total..................................................      $15,000
                                                                  =======

Item 15. Indemnification of Directors and Officers

         Article IX of Borders Group's Articles of Incorporation provides that Borders Group shall indemnify to the fullest extent permitted by the Business Corporation Act of Michigan the ("MBCA") any director or officer. In addition, Borders Group may, by action by the Board of Directors, provide rights to indemnification to employees and agents similar to the foregoing indemnification of directors and officers.

         Under Sections 561, et seq. of the MBCA, a corporation may indemnify a director, officer, employee or agent of the corporation (or other entity if such person is serving in such capacity at the corporation's request) who was or is a party or is threatened to be made a party to a threatened, pending, or completed action, suit, or proceeding, whether civil, criminal, administrative, or investigative and whether formal or informal, other than an action by or in the right of the corporation, by reason of the fact that he or she is or was a director, officer, employee or agent of the corporation (or such other entity) against expenses (including attorneys' fees), judgments, penalties, fines and amounts paid in settlement actually and reasonably incurred by him if he acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the corporation or its stockholders and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. In the case of an action brought by or in the right of a corporation, the corporation may indemnify a director, officer, employee or agent of the corporation (or other entity if such person is serving in such capacity at the corporation's request) against expenses (including attorneys'
fees) and amounts paid in settlement, actually and reasonably incurred by him in connection with the action or suit, if he acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the corporation or its stockholders, except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless a court determines that, despite the adjudication of liability but in view of all the relevant circumstances, such person is fairly and reasonably entitled to indemnification for such expenses as the court shall deem proper. Reasonable expenses (including attorneys' fees) incurred by an officer, director, employee or agent in defending any civil, criminal, administrative or investigative action, suit or proceeding may be paid by the corporation in advance of the final disposition of such action, suit or proceeding upon receipt of a written undertaking by or on behalf of such person to repay such amount if it shall ultimately be determined that he is not entitled to be indemnified by the corporation and a written affirmation of such person of his good faith belief that he is entitled to indemnification under the standards of conduct of the statute.

         Policies of insurance will be maintained by Borders Group under which directors and officers of Borders Group will be insured, within the limits and subject to the limitations of the policies, against certain expenses in connection with the defense of actions, suits or proceedings, and certain liabilities which might be imposed as a result of such actions, suits or proceedings, to which they are parties by reason of being or having been a director or officer.

         Article VIII of Borders Group's Articles of Incorporation provides that, to the fullest extent permitted by the MBCA, no director shall be personally liable to Borders Group or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to Borders Group or its stockholders, (ii) for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, (iii) pursuant to Section 551(l) of the MBCA or (iv) for any transaction from which the director derived an improper personal benefit.

Item 16.  Exhibits

         The following exhibits are filed herewith unless otherwise indicated:

Exhibit
Number              Description
------              -----------

 2.1(1)             Agreement and Plan of Merger dated as of April 8, 1997
                    between Michigan Borders Group, Inc. and Borders Group, Inc.
 4.1(2)             Restated Articles of Incorporation of Borders Group, Inc.
 4.2                Bylaws of Borders Group, Inc., including the First, Second and Third Amendments thereto
 5.1                Opinion of Thomas D. Carney
23.1                Consent of PricewaterhouseCoopers LLP
23.2                Consent of Thomas D. Carney (included in opinion filed as
                    Exhibit 5.1)
24.1                Power of Attorney (included on the signature page of the
                    registration statement)

-----------------------------------

(1) Incorporated by reference to the Company's Proxy Statement dated April 9, 1997 of Borders Group, Inc.

(2) Incorporated by reference to Exhibit 3.1 to the Company's Annual Report on Form 10-K for the fiscal year ended January 24, 1999.

Item 17.  Undertakings.

         (a)      The undersigned registrant hereby undertakes:

                  1. To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                  (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

                  (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

                  (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

         Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this registration statement.

         2. That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         3. To remove from registration by means of post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

         The Registrant. Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Ann Arbor, State of Michigan, on this 15th day of June, 1999.

                                       BORDERS GROUP, INC.



                                       By:     /s/ Robert F. Di Romualdo
                                             -----------------------------------
                                              Robert F. DiRomualdo
                                              Chairman, Chief Executive Officer,
                                                President and Director

                                POWER OF ATTORNEY

         We, the undersigned officers and directors of Borders Group, Inc., hereby severally and individually constitute and appoint Robert F. DiRomualdo and Thomas D. Carney, and each of them, the true and lawful attorneys and agents of each of us to execute in the name, place and stead of each of us (individually and in any capacity stated below) any and all amendments to this registration statement on Form S-3, and all instruments necessary or advisable in connection therewith, and to file the same with the Securities and Exchange Commission, each of said attorneys and agents to have power to act with or without the other and to have full power and authority to do and perform in the name and on behalf of each of the undersigned every act whatsoever necessary or advisable to be done in the premises as fully and to all intents and purposes as any of the undersigned might or could do in person, and we hereby ratify and confirm our signatures as they may be signed by our said attorneys and agents and each of them to any and all such amendments and other instruments.

         Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the date indicated.


                     Name                                           Title                               Date
                     ----                                           -----                               ----
                                                      Chairman, Chief Executive Officer,
 /s/ Robert F. DiRomualdo                                   President and Director             June 15, 1999
-----------------------------------------------         (Principal Executive Officer)
Robert F. DiRomualdo


 /s/ George R. Mrkonic                                    Vice Chairman and Director           June 15, 1999
-----------------------------------------------
George R. Mrkonic

                                                  Senior Vice President and Chief Financial
 /s/ Kenneth E. Scheve                                 Officer (Principal Financial and        June 15, 1999
-----------------------------------------------              Accounting Officer)
Kenneth E. Scheve


 /s/ Peter R. Formanek                                             Director                    June 15, 1999
-----------------------------------------------
Peter R. Formanek


 /s/ Victor L. Lund                                                Director                    June 15, 1999
-----------------------------------------------
Victor L. Lund


 /s/ Edna Greene Medford                                           Director                    June 15, 1999
-----------------------------------------------
Edna Greene Medford

 /s/ Larry Pollock                                                 Director                    June 15, 1999
-----------------------------------------------
Larry Pollock


 /s/ Leonard A. Schlesinger                                        Director                    June 15, 1999
-----------------------------------------------
Leonard A. Schlesinger


                                  EXHIBIT INDEX

Exhibit
Number              Description
------              -----------

 2.1(1) Agreement and Plan of Merger dated as of April 8, 1997 between Michigan Borders Group, Inc. and Borders Group, Inc.

 4.1(2)             Restated Articles of Incorporation of Borders Group, Inc.

 4.2 Bylaws of Borders Group, Inc., including the First, Second and Third Amendments thereto

 5.1                Opinion of Thomas D. Carney

23.1                Consent of PricewaterhouseCoopers LLP

23.2                Consent of Thomas D. Carney (included in opinion filed as
                    Exhibit 5.1)

24.1 Power of Attorney (included on the signature page of the registration statement)

----------------------------------
(1) Incorporated by reference to the Company's Proxy Statement dated April 9, 1997.

(2) Incorporated by reference to Exhibit 3.1 to the Company's Annual Report on Form 10-K for the fiscal year ended January 24, 1999.